Exhibit 99.1

804 East Gate Drive, Suite 200, Mount Laurel, NJ 08054

for immediate release

inTEST Reports 4% Revenue Growth for Second Quarter 2024

●	Revenue increased 4% year-over-year and 14% sequentially to a record $34.0 million due to the acquisition of Alfamation
●	Market diversification strategy helped to offset continued weakness in semiconductor industry
●	Orders[1] improved 15% sequentially to $26.2 million; excluding Alfamation, orders improved 10% sequentially
●	Earnings per diluted share was $0.02 while adjusted earnings per diluted share[2] was $0.08
●	Rightsizing actions result in $1.2 million of annualized savings to be realized beginning in the third quarter
●	Adjusts 2024 guidance to reflect ongoing market conditions

MT. LAUREL, NJ – August 2, 2024 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended June 30, 2024. Results include Alfamation S.p.A. (“acquisition” or “Alfamation”) from the date of the acquisition, which was March 12, 2024. Alfamation is included in the Electronic Test division.

Nick Grant, President and CEO, commented, “While we are focused on innovating with new products, expanding our channels to market and adding new customers, we are nonetheless facing challenging market headwinds that now appear to be more persistent than we had anticipated earlier this year. We benefitted from the addition of Alfamation in the quarter which contributed $9.7 million in revenue. This was an unusually strong quarter for the acquisition given the timing of the sizeable backlog we acquired. We are very pleased with the integration progress and the synergies we are already beginning to realize. The teams are working on several opportunities with technology sharing and cross selling across our businesses. The addition of Alfamation more than offset the weakness in the semiconductor industry, and specifically the dramatic slowdown in the front-end semi market that we have experienced this year. Sales in the semi market were down 46%, or $8.7 million, year-over-year and 32%, or $4.8 million sequentially.”

He added, “We continue to see weak order levels in front-end semi as we believe the industry in the near term has sufficient capacity for silicon carbide production. Our long-term view on the growth in silicon carbide adoption remains intact. Encouragingly, back-end semi seems to be stabilizing. Nonetheless, given ongoing broader market conditions, we are taking actions to reduce costs and better align the businesses with current order levels. Thus far we have executed on $1.2 million in annualized cost reductions that we expect to begin to be realized in the second half of the year. We are also continuing to identify further opportunities to reduce costs, drive operational efficiencies and improve working capital. The weak level of orders in the quarter and less visibility into a second half recovery has resulted in resetting expectations for 2024.”

1 Orders and backlog are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding inTEST’s use of these metrics.
2 Adjusted earnings per diluted share is a non-GAAP financial measure. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

Second Quarter 2024 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	6/30/2024	6/30/2023	$	%	3/31/2024	$	%
Revenue	$33,991	$32,558	$1,433	4.4%	$29,824	$4,167	14.0%
Gross profit	$13,797	$15,030	$(1,233)	-8.2%	$13,076	$721	5.5%
Gross margin	40.6%	46.2%			43.8%
Operating expenses (incl. intangible amort.)	$13,461	$11,686	$1,775	15.2%	$12,584	$877	7.0%
Operating income	$336	$3,344	$(3,008)	-90.0%	$492	$(156)	-31.7%
Operating margin	1.0%	10.3%			1.6%
Net earnings	$230	$2,793	$(2,563)	-91.8%	$662	$(432)	-65.3%
Net margin	0.7%	8.6%			2.2%
Earnings per diluted share (“EPS”)	$0.02	$0.24	$(0.22)	-91.7%	$0.05	$(0.03)	-60.0%
Adjusted net earnings (Non-GAAP)[3]	$959	$3,227	$(2,268)	-70.3%	$1,162	$(203)	-17.5%
Adjusted EPS (Non-GAAP)[2]	$0.08	$0.28	$(0.20)	-71.4%	$0.10	$(0.02)	-20.0%
Adjusted EBITDA (Non-GAAP)[2]	$2,154	$4,795	$(2,641)	-55.1%	$1,811	$343	18.9%
Adjusted EBITDA margin (Non-GAAP)[2]	6.3%	14.7%			6.1%

Compared with the prior-year period, second quarter revenue increased $1.4 million. The acquisition contributed $9.7 million in revenue. Auto/EV revenue increased $9.2 million primarily due to the acquisition. This more than offset the $8.7 million decrease in sales to the semi market. Additionally, revenue in life sciences increased $1.1 million which also benefited from the acquisition. Industrial revenue increased
$0.6 million, or 22%, and helped to offset the $0.7 million combined decline in the defense/aerospace, security and other markets.

Sequentially, revenue increased by $4.2 million as revenue from Alfamation and improvements in defense/aerospace, life sciences, and security more than offset the $4.8 million decline in the semi market.

Gross margin was 40.6% in the second quarter, a 560-basis point contraction compared with the prior-year period primarily due to product mix, including the impact of the acquisition, and lower volume in the organic business affecting absorption rates. Operating expenses increased over the prior-year period primarily because of $2.4 million of incremental expenses attributable to Alfamation, including $0.4 million of amortization. Excluding the acquisition, operating expenses were down approximately $0.7 million reflecting lower bonus accruals, lower commission expense, cost reduction efforts and reduced corporate development expenses.

Higher interest expense from increased borrowings was somewhat offset by higher other income. Net earnings for the quarter were $0.2 million, or $0.02 per diluted share. Adjusted net earnings (Non-GAAP)3 were
$1.0 million, or $0.08 adjusted EPS (Non-GAAP) 2.

Balance Sheet and Cash Flow Review

During the quarter, the Company used $5.1 million in cash from operations which included annual bonus payments and higher cash tax requirement. Cash and cash equivalents at the end of the second quarter of 2024 were $20.4 million, down $6.9 million at the end of the first quarter of 2024. Capital expenditures were $0.3 million in the second quarter of 2024, similar to the prior-year period.

3 Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

At quarter end, total debt was $21.1 million, up $9.1 million from December 31, 2023. The increase from year end reflects the incremental debt inherited with the acquisition. The Company repaid approximately
$1.1 million in debt in the quarter. At June 30, 2024, the Company had $30 million available under its delayed draw term loan facility and no borrowings under the $10 million revolving credit facility. On May 2, 2024, the Company extended the maturity of its delayed draw term loan and revolving credit facility to May 2, 2031. In addition, the allowed window to draw on the term loan was extended to May 2, 2026.

Second Quarter 2024 Orders and Backlog1 (see orders by market in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	6/30/2024	6/30/2023	$	%	3/31/2024	$	%
Orders	$26,182	$31,431	$(5,249)	-16.7%	$22,799	$3,383	14.8%
Backlog (at quarter end)	$47,672	$44,578	$3,094	6.9%	$55,481	$(7,809)	-14.1%

Second quarter orders of $26.2 million, including $3.2 million in orders attributable to the acquisition, declined 17% versus the prior-year period, but improved 15%, or $3.4 million, compared with the first quarter of 2024. The year-over-year decline reflects general softness across most markets including $3.7 million, or 25%, lower orders from the semi market. Orders from the industrial market were down $2.3 million, or 40%, against a strong comparable. Excluding the acquisition in both quarters, the 10%, or $2.0 million, sequential improvement reflects increases in back-end semi, industrial, life sciences, security and other markets more than offsetting weakness in automotive/EV.

Backlog at June 30, 2024, was $47.7 million and included $16.3 million of backlog associated with the acquisition. Approximately 50% of the backlog is expected to ship beyond the third quarter of 2024.

Third Quarter and Full Year 2024 Outlook

Revenue for the third quarter of 2024 is expected to be slightly lower than the second quarter while gross margin is expected to improve somewhat based on better mix. Third quarter 2024 operating expenses, including amortization, are expected to be similar to the second quarter. Intangible asset amortization is expected to be approximately $0.9 million pre-tax, or approximately $0.7 million after tax. Interest expense is expected to be approximately $220,000 for the quarter.

Third quarter 2024 EPS and adjusted EPS (Non-GAAP)2 are expected to be similar to the second quarter based on the same number of weighted average shares.

Including first half 2024 results, the Company has updated its full year 2024 expectations as follows:

(As of August 2, 2024)	Updated Guidance	Previous Guidance
Revenue	$128 million to $133 million	$140 million to $150 million
Gross margin	42% to 43%	44% to 46%
Operating expenses	$53 million to $54 million	$56 million to $58 million
Intangible asset amort expense	Approximately $3.3 million	Approximately $5 million
Intangible asset amort exp. After tax	Approximately $2.7 million	Approximately $4.1 million
Effective tax rate	17% to 19%	17% to 19%
Capital expenditures	1% to 2% of sales	1% to 2% of sales

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below. Further information about non-GAAP measures can be found under “Non-GAAP Financial Measures” and the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at intest.com/investor-relations.

A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Friday, August 9, 2024. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13746896. The webcast replay can be accessed via the investor relations section of intest.com, where a transcript will also be posted once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive/EV, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures and Forward-Looking Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin.

Definition of Non-GAAP Measures

The Company defines these non-GAAP measures as follows:

─	Adjusted net earnings is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings.
─	Adjusted earnings per diluted share (adjusted EPS) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.
─	Adjusted EBITDA is derived by adding acquired intangible amortization, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.
─	Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.

These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as management believes this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

Management’s Use of Non-GAAP Measures

The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.

Limitations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin

Each of our non-GAAP measures have limitations as analytical tools. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Limitations may include the cash portion of interest expense, income tax (benefit) provision, charges related to intangible asset amortization and stock-based compensation expense. These items could significantly affect our financial results.

Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not alternatives to net earnings, earnings per diluted share or margin as calculated and presented in accordance with GAAP. As such, they should not be considered or relied upon as substitutes or alternatives for any such GAAP financial measure. We strongly urge you to review the reconciliations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin along with our financial statements included elsewhere in this press release. We also strongly urge you not to rely on any single financial measure to evaluate our business. In addition, because adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance under GAAP and are susceptible to varying calculations, the adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Non-GAAP Financial Measures

This release includes certain forward-looking non-GAAP financial measures, including estimated adjusted earnings per diluted share (estimated adjusted EPS). We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

We have reconciled non-GAAP forward-looking estimated adjusted EPS to its most directly comparable GAAP measure. The reconciliation from estimated net earnings per diluted share (EPS) to estimated adjusted EPS is contained in the table below.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated based on firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as it often is a leading indicator of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Given that each of orders and backlog are operational measures and that the Company’s methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management’s current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “continuing,” “could,” “expects,” “guidance,” “may,” “outlook,” “will,” “should,” “plan,” “potential,” “forecasts,” “targets,” “estimates,” “opportunities,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenue	$33,991	$32,558	$63,815	$64,477
Cost of revenue	20,194	17,528	36,942	34,395
Gross profit	13,797	15,030	26,873	30,082

Operating expenses:
Selling expense	4,105	4,661	8,695	9,116
Engineering and product development expense	2,218	1,983	4,200	3,887
General and administrative expense	7,138	5,042	13,150	10,217
Total operating expenses	13,461	11,686	26,045	23,220

Operating income	336	3,344	828	6,862
Interest expense	(253)	(176)	(393)	(358)
Other income	213	197	648	255

Earnings before income tax expense	296	3,365	1,083	6,759
Income tax expense	66	572	191	1,149

Net earnings	$230	$2,793	$892	$5,610

Earnings per common share - basic	$0.02	$0.25	$0.07	$0.51

Weighted average common shares outstanding - basic	12,234,599	11,241,183	12,130,480	10,998,456

Earnings per common share - diluted	$0.02	$0.24	$0.07	$0.49

Weighted average common shares and common share equivalents outstanding - diluted	12,330,280	11,696,569	12,244,289	11,392,617

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,370	$45,260
Trade accounts receivable, net of allowance for credit losses of $416 and $474, respectively	30,066	18,175
Inventories	28,563	20,089
Prepaid expenses and other current assets	2,379	2,254
Total current assets	81,378	85,778
Property and equipment:
Machinery and equipment	8,900	7,118
Leasehold improvements	4,001	3,601
Gross property and equipment	12,901	10,719
Less: accumulated depreciation	(8,372)	(7,529)
Net property and equipment	4,529	3,190
Right-of-use assets, net	11,561	4,987
Goodwill	34,868	21,728
Intangible assets, net	27,058	16,596
Deferred tax assets	-	1,437
Restricted certificates of deposit	100	100
Other assets	1,060	1,013
Total assets	$160,554	$134,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note and other long-term debt	$11,989	$4,100
Current portion of operating lease liabilities	1,852	1,923
Accounts payable	8,281	5,521
Accrued wages and benefits	4,794	4,156
Accrued professional fees	1,100	1,228
Customer deposits and deferred revenue	5,485	3,797
Accrued sales commissions	804	1,055
Domestic and foreign income taxes payable	-	1,038
Other current liabilities	1,945	1,481
Total current liabilities	36,250	24,299
Operating lease liabilities, net of current portion	10,064	3,499
Term Note and other long-term debt, net of current portion	9,110	7,942
Contingent consideration	814	1,093
Deferred revenue, net of current portion	1,256	1,331
Deferred tax liabilities	1,790	-
Other liabilities	1,768	384
Total liabilities	61,052	38,548
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,591,662 and 12,241,925 shares issued, respectively	126	122
Additional paid-in capital	57,660	54,450
Retained earnings	43,088	42,196
Accumulated other comprehensive earnings	(430)	414
Treasury stock, at cost; 79,382 and 75,758 shares, respectively	(942)	(901)
Total stockholders' equity	99,502	96,281
Total liabilities and stockholders' equity	$160,554	$134,829

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$892	$5,610
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	2,806	2,350
Provision for excess and obsolete inventory	306	266
Foreign exchange (gain) loss	13	(47)
Amortization of deferred compensation related to stock-based awards	913	1,079
Discount on shares sold under Employee Stock Purchase Plan	15	14
Loss on disposal of property and equipment	19	98
Deferred income tax expense (benefit)	347	(685)
Changes in assets and liabilities:
Trade accounts receivable	(5,693)	(372)
Inventories	1,966	(693)
Prepaid expenses and other current assets	1,296	212
Other assets	(118)	2
Operating lease liabilities	(765)	(849)
Accounts payable	(1,899)	(1,607)
Accrued wages and benefits	(681)	(351)
Accrued professional fees	(124)	117
Customer deposits and deferred revenue	(861)	625
Accrued sales commissions	(244)	(266)
Domestic and foreign income taxes payable	(851)	(220)
Other current liabilities	(94)	76
Deferred revenue, net of current portion	(75)	-
Other liabilities	(183)	(17)
Net cash (used in) provided by operating activities	(3,015)	5,342

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(18,727)	-
Purchase of property and equipment	(656)	(709)
Net cash used in investing activities	(19,383)	(709)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from public offering of common stock	-	19,244
Proceeds from short-term borrowings	1,120	-
Repayments of long-term borrowings	(3,129)	(2,050)
Proceeds from stock options exercised	116	900
Proceeds from shares sold under Employee Stock Purchase Plan	84	83
Settlement of employee tax liabilities in connection with treasury stock transaction	(41)	(74)
Net cash (used in) provided by financing activities	(1,850)	18,103

Effects of exchange rates on cash	(642)	123

Net cash (used in) provided by all activities	(24,890)	22,859
Cash, cash equivalents and restricted cash at beginning of period	45,260	14,576
Cash and cash equivalents at end of period	$20,370	$37,435

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2024		6/30/2023		$	%	3/31/2024		$	%
Revenue
Semi	$10,124	29.8%	$18,833	57.8%	$(8,709)	-46.2%	$14,967	50.2%	$(4,843)	-32.4%
Industrial	3,415	10.0%	2,806	8.6%	609	21.7%	4,187	14.0%	(772)	-18.4%
Auto/EV	10,735	31.6%	1,542	4.7%	9,193	596.2%	3,958	13.3%	6,777	171.2%
Life Sciences	2,194	6.5%	1,135	3.5%	1,059	93.3%	653	2.2%	1,541	236.0%
Defense/Aerospace	3,682	10.8%	3,890	11.9%	(208)	-5.3%	3,239	10.9%	443	13.7%
Security	792	2.3%	936	2.9%	(144)	-15.4%	541	1.8%	251	46.4%
Other	3,049	9.0%	3,416	10.6%	(367)	-10.7%	2,279	7.6%	770	33.8%
	$33,991	100.0%	$32,558	100.0%	$1,433	4.4%	$29,824	100.0%	$4,167	14.0%

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2024		6/30/2023		$	%	3/31/2024		$	%
Orders
Semi	$11,026	42.1%	$14,721	46.9%	$(3,695)	-25.1%	$10,253	45.0%	$773	7.5%
Industrial	3,485	13.4%	5,756	18.3%	(2,271)	-39.5%	3,093	13.5%	392	12.7%
Auto/EV	4,721	18.0%	3,276	10.4%	1,445	44.1%	4,041	17.7%	680	16.8%
Life Sciences	1,025	3.9%	609	1.9%	416	68.3%	698	3.1%	327	46.8%
Defense/Aerospace	2,665	10.2%	3,216	10.2%	(551)	-17.1%	2,684	11.8%	(19)	-0.7%
Security	81	0.3%	456	1.5%	(375)	-82.2%	40	0.2%	41	102.5%
Other	3,179	12.1%	3,397	10.8%	(218)	-6.4%	1,990	8.7%	1,189	59.7%
	$26.182	100.0%	$31,431	100.0%	$(5,249)	-16.7%	$22,799	100.0%	$3,383	14.8%

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Electronic Test	$16,159	$10,993	$27,275	$21,364
Environmental Technologies	8,273	8,136	15,101	16,178
Process Technologies	9,559	13,429	21,439	26,935
Total Revenue	$33,991	$32,558	$63,815	$64,477

Division operating income:
Electronic Test	$1,743	$2,641	$3,556	$5,219
Environmental Technologies	993	943	1,008	1,956
Process Technologies	970	2,592	2,931	5,268
Total division operating income	3,706	6,176	7,495	12,443

Corporate expenses	(2,473)	(2,309)	(5,175)	(4,514)
Acquired intangible amortization	(897)	(523)	(1,492)	(1,067)
Interest expense	(253)	(176)	(393)	(358)
Other income	213	197	648	255
Earnings before income tax expense	$296	$3,365	$1,083	$6,759

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inTEST Reports 4% Revenue Growth for Second Quarter 2024

August 2, 2024

inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and
Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	6/30/2024	6/30/2023	3/31/2024

Net earnings	$230	$2,793	$662
Acquired intangible amortization	897	523	595
Tax adjustments	(168)	(89)	(95)
Adjusted net earnings (Non-GAAP)	$959	$3,227	$1,162

Diluted weighted average shares outstanding	12,330	11,697	12,158
Earnings per diluted share:(1)
Net earnings	$0.02	$0.24	$0.05
Acquired intangible amortization	0.07	0.05	0.05
Tax adjustments	(0.01)	(0.01)	(0.01)
Adjusted EPS (Non-GAAP)	$0.08	$0.28	$0.10

(1) Components may not add up to totals due to rounding.

Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and
Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	6/30/2024	6/30/2023	3/31/2024

Net earnings	$230	$2,793	$662
Acquired intangible amortization	897	523	595
Net interest (income) expense	41	43	(193)
Income tax expense	66	572	125
Depreciation	356	259	273
Non-cash stock-based compensation	564	605	349
Adjusted EBITDA (Non-GAAP)	$2,154	$4,795	$1,811
Revenue	33,991	32,558	29,824
Net margin	0.7%	8.6%	2.2%
Adjusted EBITDA margin (Non-GAAP)	6.3%	14.7%	6.1%

Reconciliation of Third Quarter 2024 Estimated Earnings Per Diluted Share to
Estimated Adjusted EPS (Non-GAAP):

Estimated

Estimated earnings per diluted share	~$0.02
Estimated acquired intangible amortization	~0.07
Estimated tax adjustments	~(0.01)
Estimated adjusted EPS (Non-GAAP)	~$0.08

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